Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Increased First Quarter Revenues and Net Income

September 29, 2006	NASDAQ:SMIT

Portland, Oregon – Schmitt Industries completed the fiscal quarter ended August 31, 2006 with income before provision for income taxes of $505,592, a 28.4% increase compared to income before provision for income taxes of $393,897 for the fiscal quarter ended August 31, 2005.  Net income for the first quarter ended August 31, 2006 was $270,592 or $.10 per fully diluted share compared to net income of $242,897 or $.09 per fully diluted share for the same quarter in the prior fiscal year.  Sales increased to $3,072,552 for the quarter ended August 31, 2006 compared to $2,664,677 in the same period last year, a 15.3% increase.

Other reported results:

	Fiscal quarter ended August 31, 2006	Fiscal quarter ended August 31, 2005
Gross profit	$1,598,291	$1,428,109
Gross profit (as a% of sales)	52%	53.6%
Operating expenses	$1,132,971	$1,036,182
Other income	$40,272	$1,970
Provision for income taxes	$235,000	$151,000

Wayne Case, President and CEO of Schmitt Industries said: “We are pleased to report that we have filed our quarterly Form 10Q today which reports growth in our sales volume in the most recent fiscal quarter when compared to the same quarter in the prior fiscal year.  We experienced sales increases in both the Balancer and Measurement segments.  The higher Measurement segment sales are attributed to increasing sales in the disk drive and wafer markets.  That growth is attributed to the continued strong demand in that marketplace resulting from continued improved economic conditions and solid sales efforts in key markets.  Balancer sales growth is primarily a result of continued sales growth in our Asian markets.

Measurement sales increased as surface measurement product sales were up 91.4% in the three months ended August 31, 2006 when compared to the same period in the prior fiscal year while dimensional sizing product sales were down 2.3% in the three months ended August 31, 2006 when compared to the same period in the prior fiscal year.  The economic conditions in our surface measurement target markets have been improving over the past two years and we are seeing sustained demand for our products.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258